Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5930	Exhibit 99.1
                                           February 21, 2013

CONTACT: PG&E External Communications - (415) 973-5930

PG&E CORPORATION REPORTS
FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS

PG&E Also Provides Guidance for 2013 Earnings, and Future Business Outlook

SAN FRANCISCO, Calif.—As it released its fourth-quarter and full-year 2012 earnings, PG&E Corporation (NYSE: PCG) said it will continue to invest heavily in upgrading its gas and electric infrastructure to provide safer, more reliable service for its customers and position the company for long-term success.
    PG&E Corporation’s full-year 2012 net income after dividends on preferred stock (also called "income available for common shareholders") was $816 million or $1.92 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $844 million, or $2.10 per share, for the full year 2011. For the fourth quarter of 2012, GAAP results were a loss of $0.03 per share, compared to $0.20 for the same quarter in 2011.
    GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $918 million pre-tax, or $1.30 per share, for the year and $437 million pre-tax, or $0.62 per share, for the quarter. The items impacting comparability relate to natural gas matters (pipeline-related costs, penalties, third-party claims, and insurance recoveries), and environmental costs associated with historic operations at the natural gas compressor station in Hinkley, California.
    “Our results continue to reflect the significant impact of legacy issues, but we are encouraged by our continued progress in building a stronger utility to serve our customers,” said Tony Earley, Chairman, CEO, and President of PG&E Corporation. “In 2012, we accomplished all of our ambitious work plans aimed at making us a better performing company and resolved many of the uncertainties related to our Pipeline Safety Enhancement Plan and third-party claims. We are starting to transition from the uncertainties of the past couple of years, and regain the confidence and support of our customers and our other stakeholders as we continue to deliver on our commitments.”
    Pipeline-related expenses and capital expenditures that were absorbed by shareholders in 2012 were the largest items impacting comparability reflected in GAAP results. Pipeline-related expenses consisted of continuing work to validate safe pipeline operating pressures and conduct strength testing, as well as legal and other expenses in connection with the San Bruno accident. These expenses totaled $477 million pre-tax for the year and $106 million pre-tax for the fourth quarter. In addition, the company took a charge of $353 million pre-tax in the fourth quarter for capital improvements to the gas pipeline system that were identified in its Pipeline Safety Enhancement Plan, but that are not authorized to be recovered in rates.
    The total cost for natural gas pipeline-related actions since the San Bruno accident in 2010 is now approximately $1.4 billion on a pre-tax basis, all of which has been incurred at shareholders’ expense.

Full-Year and Fourth-Quarter Earnings from Operations
    On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation’s earnings from operations in 2012 were $1.37 billion, or $3.22 per share, compared with $1.44 billion, or $3.58 per share, in 2011.
    For the fourth quarter, earnings from operations were $253 million, or $0.59 per share. During the same period in 2011, earnings from operations were $366 million, or $0.89 per share. The quarter-over-quarter difference primarily reflects a number of factors that negatively impacted this year’s fourth quarter. Planned incremental spending on operational improvements being made across the utility accounted for $0.11 of the decrease, and employee compensation accounted for $0.09 of the decrease. Additional shares outstanding accounted for a $0.05 decrease, while storm costs, litigation, and other items accounted for a combined $0.10 decrease. Partially offsetting those decreases was a $0.05 per share increase due to additional revenue from capital investments authorized by the California Public Utilities Commission (CPUC).

2013 Earnings Guidance
    The company is initiating guidance for 2013 non-GAAP earnings from operations in the range of $2.55 to $2.75 per share. Guidance is based on various assumptions, including a lower authorized return on equity and additional equity issuances of $1.0 billion to $1.2 billion. These and other assumptions are provided in the slide presentation that accompanies the earnings release and is available on the corporation website at http://www.pgecorp.com/news/pdf/2012Q4EarningsSlides.pdf.
    On a GAAP basis, including the estimated amounts for the items impacting comparability related to gas pipeline matters and environmental costs, the range for projected earnings per share is $1.66 to $2.22 per share for 2013. The company expects to incur between $400 million and $500 million pre-tax in unrecovered pipeline-related costs in 2013. This range encompasses unrecovered expenses for the Pipeline Safety Enhancement Plan and emerging pipeline work, including costs to survey and clear pipeline rights of way. GAAP guidance for 2013 also reflects a range of $0 to $145 million pre-tax for third-party liability. The low end of the range corresponds to the total accrual of $455 million since the San Bruno accident. The high end corresponds to the upper end of the range for third-party liability stemming from the accident, which remains at $600 million. Guidance does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.
    The company also expects to incur between $0 and $30 million pre-tax for environmental-related costs in 2013 associated with historic natural gas compressor station operations in Hinkley, California.
    PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated income available for common shareholders presented in accordance with GAAP. See the accompanying exhibits for a reconciliation of the differences between results and guidance based on earnings from operations and results and guidance based on consolidated income available for common shareholders.

Future Business Outlook
    The company is targeting 2014 to significantly recover from the uncertainties of the past several years, pending resolution of the San Bruno investigations and the company’s 2014 general rate case.  Its future gas pipeline work is expected to be addressed in the company’s 2015 gas transmission rate case.
    The company expects to be making infrastructure investments of $4.5 billion to $6.0 billion per year in the 2014-2016 period in order to maintain safe and reliable electric and gas service. It also anticipates needing substantial amounts of equity to fund a portion of these investments. The company estimates its average authorized rate base in 2014 will range from $28.5 billion to $29 billion, and grow to between $32 billion and $35 billion in 2016.

Supplemental Financial Information
    In addition to the financial information accompanying this release, presentation slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation's web site at: http://www.pgecorp.com/news/press_releases/Release_Archive2013/130221press_release.shtml.

Conference Call with the Financial Community to Discuss Financial Results
    Today's call at 10:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call until 8:00 p.m. Eastern Time, March 7, 2013, by dialing 866-415-9493. International callers may dial 585-419-6446. For both domestic and international callers, the replay pin 23911# will be required to access the replay.

Management's statements regarding guidance for PG&E Corporation’s future financial results and earnings from operations per common share, general earnings sensitivities, and the underlying assumptions about the future levels of capital expenditures, rate base, costs, and equity issuances, constitute forward-looking statements that are necessarily subject to various risks and uncertainties. These statements reflect management’s judgment and opinions, which are based on current expectations and various forecasts, estimates, and projections, the realization or resolution of which may be outside of management’s control. PG&E Corporation and the Utility are not able to predict all the factors that may affect future results. Some of the factors that could cause actual results to differ materially include:

•
the outcome of pending investigations related to the Utility’s natural gas system operating practices and the San Bruno accident, including the ultimate amount of penalties (including criminal penalties, if any) and third-party liability the Utility incurs;

•	the outcomes of ratemaking proceedings, such as the 2014 General Rate Case, the Transmission Owner rate case, and the 2015 Gas Transmission and Storage rate case;

•
the ultimate costs the Utility incurs in the future that are not recovered through rates, including costs to perform work under the Pipeline Safety Enhancement Plan, to identify and remove encroachments from transmission pipeline easements, and to perform incremental work to improve the safety and reliability of electric and natural gas operations;

•
the outcome of future investigations or enforcement proceedings relating to the Utility’s compliance with laws, rules, regulations, or orders applicable to the operation, inspection, and maintenance of its electric and gas facilities;

•
whether PG&E Corporation and the Utility are able to repair the reputational harm that they have suffered, and may suffer in the future, due to the negative publicity surrounding the San Bruno accident,  the related civil litigation, and the pending investigations, including any charge or finding of criminal liability;

•
the level of equity contributions that PG&E Corporation must make to the Utility to enable the Utility to maintain its authorized capital structure as it incurs charges and costs, including costs associated with natural gas matters and penalties imposed in connection with the pending investigations, that are not recoverable through rates or insurance;

•
the impact of environmental remediation laws, regulations, and orders; the ultimate amount of environmental remediation costs; the extent to which the Utility is able to recover such costs from third parties or through rates or insurance; and the ultimate amount of environmental remediation costs the Utility incurs that are not recoverable through rates or insurance, such as the remediation costs associated with the Utility’s natural gas compressor station site located near Hinkley, California (“Hinkley natural gas compressor site”);

•
the impact of new legislation, regulations, recommendations, policies, decisions, or orders relating to the operations, seismic design, security, safety, or decommissioning of nuclear generation facilities, the storage of spent nuclear fuel or cooling water intake;

•
the occurrence of events, including cyber-attacks, that can cause unplanned outages, reduce generating output, disrupt the Utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies; and whether the occurrence of such events subject the Utility to third-party liability for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory penalties on the Utility; and

•	the other factors and risks discussed in PG&E Corporation and the Utility’s 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Consolidated Statements of Income
(in millions, except per share amounts)

	Year ended December 31,
	2012	2011	2010
Operating Revenues
Electric	$12,019	$11,606	$10,645
Natural gas	3,021	3,350	3,196
Total operating revenues	15,040	14,956	13,841
Operating Expenses
Cost of electricity	4,162	4,016	3,898
Cost of natural gas	861	1,317	1,291
Operating and maintenance	6,052	5,466	4,439
Depreciation, amortization, and decommissioning	2,272	2,215	1,905
Total operating expenses	13,347	13,014	11,533
Operating Income	1,693	1,942	2,308
Interest income	7	7	9
Interest expense	(703)	(700)	(684)
Other income, net	70	49	27
Income Before Income Taxes	1,067	1,298	1,660
Income tax provision	237	440	547
Net Income	830	858	1,113
Preferred stock dividend requirement of subsidiary	14	14	14
Income Available for Common Shareholders	$816	$844	$1,099
Weighted Average Common Shares Outstanding, Basic	424	401	382
Weighted Average Common Shares Outstanding, Diluted	425	402	392
Net Earnings Per Common Share, Basic	$1.92	$2.10	$2.86
Net Earnings Per Common Share, Diluted	$1.92	$2.10	$2.82
Dividends Declared Per Common Share	$1.82	$1.82	$1.82

Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Fourth Quarter and Year-to-Date, 2012 vs. 2011
(in millions, except per share amounts)

	Three months ended December 31,				Twelve months ended December 31,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2012	2011	2012	2011	2012	2011	2012	2011

PG&E Corporation Earnings from Operations (1)	$ 253	$ 366	$ 0.59	$ 0.89	$ 1,367	$ 1,438	$ 3.22	$ 3.58
Items Impacting Comparability: (2)
Natural gas matters (3)	(259)	(283)	(0.60)	(0.69)	(488)	(520)	(1.15)	(1.30)
Environmental-related costs (4)	(7)	-	(0.02)	-	(63)	(74)	(0.15)	(0.18)
PG&E Corporation Earnings on a GAAP basis	$ (13)	$ 83	$ (0.03)	$ 0.20	$ 816	$ 844	$ 1.92	$ 2.10

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) incurred net costs of $426 million and $812 million, pre-tax, during the three and twelve months ended December 31, 2012, respectively, in connection with natural gas matters.  These amounts included pipeline-related expenses that will not be recoverable through rates to validate safe operating pressures, conduct strength testing, and perform other activities associated with safety improvements to the Utility’s natural gas pipeline system, as well as legal and regulatory costs.  In addition, a charge was recorded for disallowed capital expenditures related to the Utility’s pipeline safety enhancement plan that are forecasted to exceed the California Public Utilities Commission’s (“CPUC”) authorized levels or that were specifically disallowed.  These amounts also included an additional provision for penalties deemed probable of being imposed on the Utility in connection with pending CPUC investigations and other potential enforcement matters regarding the Utility’s natural gas operating practices.  Costs incurred for the twelve months ended December 31, 2012 also included an increase in the accrual for third-party claims related to the San Bruno accident and a contribution to the City of San Bruno.  These costs were partially offset by insurance recoveries.

(pre-tax)	Three months ended December 31, 2012	Twelve months ended December 31, 2012
Pipeline-related expenses	$ (106)	$ (477)
Disallowed capital expenditures	(353)	(353)
Penalties	(17)	(17)
Third-party claims	-	(80)
Insurance recoveries	50	185
Contribution to City of San Bruno	-	(70)
Natural gas matters	$(426)	$(812)

(4)
The Utility recorded charges of $11 million and $106 million, pre-tax, during the three and twelve months ended December 31, 2012, respectively, for environmental remediation costs associated with the Hinkley natural gas compressor site.

Reconciliation of Pacific Gas and Electric Company Earnings from Operations to Consolidated Income Available for Common Stock in Accordance with GAAP
Fourth Quarter and Year-to-Date, 2012 vs. 2011
(in millions)

	Three months ended December 31,		Twelve months ended December 31,
	Earnings		Earnings
	2012	2011	2012	2011
Pacific Gas and Electric Company Earnings from Operations (1)	$ 275	$ 368	$ 1,348	$ 1,425
Items Impacting Comparability: (2)
Natural gas matters (3)	(259)	(283)	(488)	(520)
Environmental-related costs (4)	(7)	-	(63)	(74)
Pacific Gas and Electric Company Earnings on a GAAP basis	$ 9	$ 85	$ 797	$ 831

See previous page for accompanying footnotes.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Fourth Quarter and Year-to-Date, 2012 vs. 2011
($/Share, Diluted)

Fourth Quarter 2011 EPS from Operations (1)	$ 0.89

Increase in rate base earnings	0.05

Planned incremental work	(0.11)
Employee operational performance incentive	(0.09)
Storm and outage expenses	(0.02)
Litigation and regulatory matters	(0.02)
Energy efficiency incentive revenues	(0.01)
Increase in shares outstanding	(0.05)
Miscellaneous	(0.05)
Fourth Quarter 2012 EPS from Operations (1)	$ 0.59

2011 YTD EPS from Operations (1)	$3.58

Increase in rate base earnings	0.19
Storm and outage expenses	0.06
Litigation and regulatory matters	0.06
Gas transmission revenues	0.04

Planned incremental work	(0.36)
Employee operational performance incentive	(0.08)
Energy efficiency incentive revenues	(0.01)
Increase in shares outstanding	(0.19)
Miscellaneous	(0.07)
2012 Year-to-Date EPS from Operations (1)	$ 3.22

(1)
See Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2013 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$ 2.55	$ 2.75
Estimated Items Impacting Comparability (1)
Natural gas matters (2)	(0.85)	(0.53)
Environmental-related costs (3)	(0.04)	0.00
Estimated EPS on a GAAP Basis	$ 1.66	$ 2.22

(1)	Items impacting comparability reconcile earnings from operations with consolidated Income Available for Common Shareholders in accordance with GAAP.

(2)	The range includes pipeline-related costs associated with the scope of work that the Utility expects to undertake on its natural gas pipeline system, as well as other items described below.

2013
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range
Pipeline-related costs (a)	$ (500)	$ (400)
Penalties (b)	-	-
Third-party claims (c)	(145)	0
Insurance recoveries (d)	-	-
Natural gas matters	$ (645)	$ (400)
Natural gas matters, after tax	$ (382)	$ (237)

(a)
 The range of $400 million to $500 million reflects pipeline-related expenses that are not recoverable through rates, including to perform work associated with the Utility’s pipeline safety enhancement plan, and work related to the Utility’s multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way, the integrity management of transmission pipelines and other gas-related work, and legal and regulatory expenses.

(b)
 Although the Utility believes the ultimate amount of penalties could be materially higher than the $200 million at December 31, 2012, losses for penalties are recognized only when deemed probable and reasonably estimable under applicable accounting standards.

(c)	Based on the cumulative charges recorded through 2012 of $455 million, the cumulative range for third-party claims is $455 million to $600 million.

(d)
 Although the Utility believes that a significant portion of the costs it incurs for third-party claims will be recovered through its insurance, insurance recoveries are recognized only when deemed probable under applicable accounting standards.  The guidance provided does not include any potential future insurance recoveries or penalties (other than those already accrued), or any potential punitive damages.

(3)
The environmental-related cost range of $0 to $30 million primarily reflects additional potential costs related to the Utility’s whole house water replacement program and other remedial measures associated with the Hinkley natural gas compressor site. This range assumes the final groundwater remediation plan is adopted as proposed.

Actual financial results for 2013 may differ materially from the EPS guidance provided.  Please see the accompanying discussion of factors that could cause actual results to differ materially.